                                                                       Exhibit 2
                                                                   Japanese GAAP

                                SEMIANNUAL REPORT
                               (NON-CONSOLIDATED)

                                SIX MONTHS ENDED
                               SEPTEMBER 30, 2002


This is an excerpt from the Japanese semiannual report circulated to Japanese Shareholders.


                               MAKITA CORPORATION

A Message from the President

     Reviewing first trends in overseas economies during the interim period ended September 30, 2002, personal consumption and residential housing investment in the United States remained generally firm, and the economy continued on a gradual expansionary trend. In Asia, the economies of the region moved toward recovery, supported by a rallying of exports and domestic demand. On the other hand, European economies in general marked time owing to a prolongation of the slowdown in the German economy and other factors.

     In Japan, a severe economic environment continued, as the economy confronted employment and nonperforming loan problems under deflationary conditions and experienced a slowdown in new housing starts.

     Amid these conditions, Makita Corporation pursued firm and aggressive management policies, including the start up of production at its second manufacturing subsidiary in China and implementation of measures to reduce costs. Along with these activities, on the marketing side of its operations, Makita worked to further strengthen its sales and service structures that focus closely on the needs of its customers in Japan and overseas.

     In the United States, Makita continued its policy of recovering the strength of its brand image by emphasizing marketing to professional users, while working to enhance profitability by reducing its manufacturing costs.

     Turning to interim business results, interim net sales declined 1.5% from the same period of the previous fiscal year, to 42,651 million yen, due to sluggishness in the domestic power tool market. Of this total, domestic sales declined 4.2% from the previous interim period, to 18,919 million yen, exports increased 0.8%, to 23,732 million yen, and the export ratio was 55.6%.

     At the profit level, despite Companywide efforts to reduce costs, ordinary profit was down 9.2% from the previous interim period, to 3,364 million yen, owing to exchange losses on foreign currency transactions. Interim net income rose 38.0% from the same period of the previous year, to 1,380 million yen, due to the reduction of unrealized losses on securities.

     Regarding interim dividends, at its meeting held October 30, 2002, the Board of Directors decided to pay interim cash dividends per share of 9 yen.

     Looking forward, as a result of concerns about simultaneous declines in stock prices around the globe, conditions in the Middle East, and other factors, uncertainty about economic trends is rising, and a severe economic environment for corporations is likely to continue.

     In view of these conditions, as a result of the shortening of its product development period,

Makita is well positioned to respond nimbly to market needs and will continue to work to expand its marketing channels as well as substantially reduce costs with the objective of becoming a Strong Company--winning and holding the top share of the market for power tools for professional users in regions throughout the world.

     In closing, we would like to ask our shareholders for their continuing support and cooperation as we work toward our objectives.


November 2002


Masahiko Goto
President and Representative Director

                                  BALANCE SHEET
                           (As of September 30, 2002)

                                                                                                                   (In million Yen)
-----------------------------------------------------------------------------------------------------------------------------------
                       (Assets)                                                           (Liabilities)
Current assets                                              80,484      Current liabilities                                 10,798
  Cash                                                       3,617        Trade notes payable                                  407
  Trade notes receivable                                       106        Accounts payable                                   3,761
  Accounts receivable                                       16,314        Convertible bonds payable
  Marketable securities                                     25,175         due within a year                                 1,610
  Finished goods & merchandises                              8,848        Other accounts payable                             1,180
  Work in process                                            1,048        Corporate and inhabitant income taxes
  Raw materials and supplies                                   991         and business taxes payable                          340
  Short-term loans receivable                               21,526        Accrued expenses                                   3,189
  Deferred tax assets                                        1,326        Other current liabilities                            308
  Other current assets                                       1,920
  Allowance for doubtful accounts                             (393)     Long-term liabilities                               21,325
                                                                          Convertible bonds payable                         12,994
Fixed assets                                               141,155        Estimated retirement and termination
  Tangible fixed assets                                     36,050         allowances                                        7,928
    Buildings                                               12,820        Estimated retirement allowances for
    Structures                                                 603         directors and statutory auditors                    402
    Machinery and equipment                                  4,890      Total liabilities                                   32,123
    Vehicles and transportation equipment                       72
    Tools, furniture and fixtures                            2,763                  (Shareholders' equity)
    Land                                                    13,793      Common stock                                        24,203
    Construction in progress                                 1,106
                                                                        Additional paid-in capital and legal reserve        53,192
  Intangible fixed assets                                      764        Additional paid-in capital                        47,523
    Right of facility use                                       42        Legal reserve                                      5,669
    Software                                                   653
    Other intangible fixed assets                               67      Retained earnings                                  114,029
                                                                          Reserve for dividends                                750
  Investment and other assets                              104,341        Reserve for technical study                        1,500
    Investment in securities                                28,678        General reserve                                   85,000
    Investment in subsidiaries                              68,238        Unappropriated retained earnings                  26,779
    Long-term loans receivable                               1,514        [Net income for the first six months]             [1,380]
    Lease deposits                                             422
    Deferred tax assets                                      5,171      Unrealized holding gains, net of tax                   375
    Other investments                                          507        Unrealized holding gains on securities               375
    Allowance for doubtful accounts                           (192)     Treasury stock                                      (2,283)
                                                                        Total shareholders' equity                         189,516

-----------------------------------------------------------------------------------------------------------------------------------
                       Total assets                        221,639      Total liabilities and shareholders' equity         221,639
-----------------------------------------------------------------------------------------------------------------------------------

Notes: 1. Accumulated depreciation on tangible fixed assets    2,897 million yen
       2. Interim net income per share                          9.22 yen

                               STATEMENT OF INCOME
                  (For the six months ended September 30, 2002)

                                                                                         (In million Yen)
---------------------------------------------------------------------------------------------------------
                       (Ordinary profit and loss)

Operating profit and loss
  Operating revenue
    Net sales                                                                                      42,651
  Operating expenses
    Cost of sales                                                   28,796
    Selling, general and administrative expenses                    10,545                         39,341
                                                       --------------------------------------------------
  Operating profit                                                                                  3,309
Non-operating profit and loss
  Non-operating income
     Interest and dividend income                                    1,103
     Other non-operating income                                        225                          1,329
                                                       --------------------------------------------------
  Non-operating expenses
    Interest expenses                                                  110
    Net exchange losses                                                988
    Other non-operating expenses                                       174                          1,274
                                                       --------------------------------------------------
Ordinary profit                                                                                     3,364

                         (Special profit and loss)
Special profit
    Reversal of allowance for doubtful accounts                         58                             58
                                                       --------------------------------------------------
Special loss
    Loss on sales and disposal of fixed assets                         231
    Unrealized losses on investment securities                         264
    Write-off of golf course membership                                  4
    Amortization of pension liability                                1,135                          1,636
                                                       --------------------------------------------------
Income before income taxes                                                                          1,786
    Tax provision current                                                                           1,111
    Income taxes reassessed retroactively                                                             796
    Tax provision deferred                                                                         (1,501)
                                                       --------------------------------------------------
Net income                                                                                          1,380
Unappropriated retained earnings carried forward from
 previous year                                                                                     25,398
Unappropriated retained earnings as of September 30,
 2002                                                                                              26,779
---------------------------------------------------------------------------------------------------------

STOCK INFORMATION (as of September 30, 2002)

Number of total outstanding common stocks                          153,006,992

Number of shareholders                                                  13,930

Major shareholders

------------------------------------------------------------------------------------------------------------------------------------
Name                                                                                       Number of shares held
                                                                                                 (thousand)
------------------------------------------------------------------------------------------------------------------------------------
Northern Trust Company (AVFC) Sub Account American Clients                                          8,965
The UFJ Bank, Limited                                                                               7,485
The Chase Manhattan Bank, N.A. London                                                               4,623
Nippon Life Insurance Company                                                                       4,304
The Master Trust Bank of Japan, Ltd. (Trust Account)                                                4,264
Hero and Company                                                                                    3,816
Makita Cooperation Companies' Investment Association                                                3,725

------------------------------------------------------------------------------------------------------------------------------------

Investors by category

-----------------------------------------------------------------------------------------------------------------------
Type                                                             Number of shares held              Percentage of total
                                                                       (thousand)                   shares outstanding
-----------------------------------------------------------------------------------------------------------------------
Financial Institutions &                                                 54,862                           35.9%
 Securities Corporations

Individuals & Others                                                     40,432                           26.4

Foreigners                                                               33,266                           21.7

Other Business Corporations                                              21,040                           13.8

Treasury stock                                                            3,404                            2.2
-----------------------------------------------------------------------------------------------------------------------
                           Total                                        153,006                          100.0
-----------------------------------------------------------------------------------------------------------------------

OUTLINE OF THE COMPANY (as of September 30, 2002)

Corporate name                                       :    KABUSHIKI KAISHA MAKITA
                                                          Makita Corporation
Headquarters                                         :    3-11-8, Sumiyoshi-cho, Anjo, Aichi 446-8502, Japan
Phone                                                :    (0566)98-1711
Web Site                                             :    http://www.makita.co.jp/
Founded                                              :    March 21, 1915
Incorporated                                         :    December 10, 1938
Paid-in Capital                                      :    24,203.61 million yen
Employees                                            :    2,994
                                                     :    Production and marketing of electric power tools, woodworking machinery,
Business                                                  pneumatic tools and household & garden equipments

Directors and Statutory Auditors                     :    *President                                 Masahiko Goto
                                                          Managing Director                          Yoshiyuki Toma
                                                          Director                                   Katsuya Inagaki
                                                          Director                                   Masami Tsuruta
                                                          Director                                   Atsushi Sugiura
                                                          Director                                   Kazuyuki Miyamoto
                                                          Director                                   Yasuhiko Kanzaki
                                                          Director                                   Ken'ichiro Nakai
                                                          Director                                   Tadayoshi Torii
                                                          Director                                   Tomoyasu Kato
                                                          Director                                   Kazuya Nakamura
                                                          Standing Statutory Auditor                 Ryota Ichikawa
                                                          Standing Statutory Auditor                 Ken'ichi Ikeda
                                                          Statutory Auditor                          Keiichi Usui
                                                          Statutory Auditor                          Shoichi Hase

Notes:1. The asterisk denotes Representative Director.
      2. Messrs. Keiichi Usui and Shoichi Hase are the outside statutory auditors provided for by Article 18, Clause 1 of the Audit Special Exceptions Law.